UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported)	April 26, 2006

Southern Community Financial Corporation

North Carolina (State of incorporation)	000-33227 (Commission File Number)	56-2270620 (I.R.S. Employer Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)
Issuer’s telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On April 26, 2006, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the parent company for Southern Community Bank and Trust, issued a press release announcing operating results for the first quarter ended March 31, 2006. For the quarter ended March 31, 2006, net income rose to $1.9 million, representing an increase of 16.1% over the $1.6 million earned for the same period in 2005, and diluted earnings per share increased to $0.10 from $0.09. Excluding the after-tax impact of approximately $255 thousand of unusual expenses incurred in the first quarter of 2005, earnings for the first quarter of 2006 were consistent with those of the same period a year ago. A copy of the press release is attached hereto as Exhibit 99.1.
Southern Community Financial Corporation Chairman and Chief Executive Officer, F. Scott Bauer, commented, “Despite the continued challenging interest rate environment, we are excited by several developments this quarter that we believe will positively impact future operating results. Our loan growth continues to be very strong, our credit quality is excellent, and our initiatives to increase core deposits are having a positive impact on our funding mix and net interest margin. Our people continue to do an outstanding job. We are well positioned and see great opportunities in the markets we serve.”
Item 8.01 Other Events.
On April 27, 2006, Southern Community Financial Corporation issued a press release announcing that its Board of Directors, at its regular meeting on April 19, 2006, declared a quarterly cash dividend of three and one-half cents ($0.035) per share on the Corporation’s common stock. The dividend is payable June 1, 2006 to shareholders of record as of the close of business on May 15, 2006. This dividend represents an increase of 16.7% over the previous quarterly dividends of $0.03 per share. This is the Corporation’s fifth consecutive quarterly dividend, following its former practice of annual cash dividends. A copy of the press release is attached hereto as Exhibit 99.2.
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty banking offices throughout the Piedmont region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press release dated April 26, 2006
99.2 Press release dated April 27, 2006

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

April 27, 2006	By:	/s/ David W. Hinshaw
	Name:	David W. Hinshaw
	Title:	Executive Vice President and Chief Financial Officer